EXHIBIT 10.1

     SECURITIES PURCHASE AGREEMENT, dated as of June 14, 2005 (the “Agreement”), between COMPREHENSIVE CARE CORPORATION, a Delaware corporation (the “Company”) and WOODCLIFF HEALTHCARE INVESTMENT PARTNERS LLC, a Delaware limited liability company (the “Buyer”).

     Whereas, at the Closing and on the terms and conditions set forth in this Agreement, the Company wishes to issue and sell to the Buyer, and the Buyer wishes to purchase from the Company, an aggregate of 14,400 shares of the authorized but unissued Series A Convertible Preferred Stock, par value $50.00 per share, of the Company (the “Series A Preferred Shares”), at an aggregate purchase price of $3,600,000 ($250.00 per share);

     Whereas, on the terms and conditions set forth in this Agreement, the Buyer has agreed to purchase Put Option Shares at the Put Option Closings in FY 2006 and FY 2007.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

     Unless otherwise indicated in this Agreement, all terms defined in the Certificate of Designation shall be deemed to have the same definitions in this Article 1.

     “Affiliate” of any Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Balance Sheet” means the unaudited consolidated balance sheet of the Company as at February 28, 2005.

     “Balance Sheet Date” means February 28, 2005.

     “Basic Documents” means this Agreement, the Preferred Shares, the Certificate of Designation, the Registration Rights Agreement, each of the Employment Agreement Amendments and each of the Employee Waivers.

     “Benefit Plans” means as defined in Section 3.24 of this Agreement.

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized-or required by law to close.

     “capital stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock (or equivalent ownership interests in a Person not a corporation) whether now outstanding or issued after the date of this Agreement, including, without limitation, all Common Stock and Preferred Stock and any rights, warrants or options to purchase such Person’s capital stock.

     “Certificate of Designation” means the Certificate of Designation to be filed by the Company with the Secretary of State of the State of Delaware on, and to be effective as of, the Closing Date, and amending the Certificate of Incorporation of the Company and authorizing the issuance of the Series A Preferred Shares, a form of which is attached hereto as Exhibit A.

     “Change of Control” means for the purposes of this Agreement only, any event or series of events by which (i) other than a result of a re-sale of the Securities by the Buyer, any Person or group obtains a majority (by voting or otherwise) of the securities of the Company ordinarily having the right to vote in the election of directors, (ii) other than as a result of a re-sale or conversion of the Securities by the Buyer, during any two-year period, Persons who at the beginning of any such two-year period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election, recommendation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company if, as a result, the stockholders of the Company as of the Closing Date no longer own more than 50% of the voting securities of the Company, (iii) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company in one or a series of transactions, (iv) the adoption of a plan leading to the liquidation or dissolution of the Company.

     “Closing” means the consummation of the issuance and sale by the Company to the Buyer of the Series A Preferred Shares in accordance with the terms and conditions of this Agreement.

     “Closing Date” means the date on which the Closing occurs.

     “Code” means the Internal Revenue Code of 1986 and the U.S. Treasury Department regulations promulgated thereunder, all as amended from time to time.

     “Common Shares” means the shares of Common Stock issuable to the Buyer upon conversion of the Series A Preferred Shares or exercise by the Company of the First Put Option, the Second Put Option or the Variable Price Put Option, or otherwise in accordance with the terms and conditions of this Agreement and the other Basic Documents.

     “Common Stock” means the common stock of the Company, par value $0.01 per share.

     “Company” has the meaning set forth in the preamble.

     “Contingent Obligation” as to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for, the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reason-ably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     “DGCL” means the Delaware General Corporation Law, as amended from time to time.

     “Employee Waivers” means those Waivers of Certain Employment Agreement Entitlements, dated as of the Closing Date, executed and delivered by each of Mary Jane Johnson and Robert Landis, substantially final copies of each of which are attached as Exhibits C-1 and C-2, respectively.

     “Employment Agreement Amendments” means the amendments, dated as of the date of the Closing Date, to each of: (i) the employment agreement, dated as of February 7, 2003 and as amended to date, between the Company and Mary Jane Johnson, and (ii) the employment agreement, dated as of February 7, 2003 and as amended to date, between the Company and Robert Landis, substantially final copies of which are attached hereto as Exhibits D-1 and D-2, respectively.

     “Environmental Law (s)” means the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Clean Water Act, Solid Waste Disposal Act, Toxic Substance Control Act, Oil Pollution Act of 1990, and any other federal, state, local or foreign law, regulation or legal requirement relating to: (a) the release, containment, removal, remediation, response, cleanup or abatement of any Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material; (c) exposure of Persons to any Hazardous Material; (d) the physical structure, use or condition of a building, facility, fixture or other structure, including those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, poly-chlorinated biphenyls or any other Hazardous Material; (e) the pollution, protection or clean up of the environment; or (f) noise.

     “Environmental Permit” means any permit or authorization from any Governmental Authority required under, issued pursuant to, or authorized by any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Financials” means as defined in Section 3.7 of this Agreement.

     “First Put Option” means the right of the Company to issue and sell Common Shares to the Buyer in accordance with and subject to Section 5.1(a) of this Agreement.

     “First Put Option Closing” means the issuance and sale of the First Put Option Shares by the Company to the Buyer in accordance with Section 5.1(a) of this Agreement.

     “First Put Option Shares” means the Common Shares to be issued and sold by the Company to the Buyer at the First Put Option Closing in accordance with Section 5.1(a) of this Agreement.

     “Funded Indebtedness” means at a particular date, all Indebtedness, whether secured or unsecured, having a final maturity (or which by the terms thereof is renewable or extendable at the option of the obligor for a period ending) more than one year after the date of creation (or renewal or extension) thereof.

     “FY 2006” means the fiscal year of the Company ending on May 31, 2006.

     “FY 2007” means the fiscal year of the Company ending on May 31, 2007.

     “GAAP” means generally accepted accounting principles in the United States in effect from time to time.

     “Governmental Authority” means any nation or government, any state, local or other political subdivision thereof and any entity, department, authority, bureau, agency or commission exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Hazardous Material” means any (i) pollutant, contaminant, chemical; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof; (iv) asbestos or asbestos-containing material; (v) poly-chlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) other substance, material or waste; any of which are regulated under any Environmental Law.

     “Indebtedness” of a Person, at a particular date, means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, and (c) all Indebtedness of the type described in paragraph (a) or (b) of this definition secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than sixty (60) days or, if overdue for more than sixty (60) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

     “Indemnified Person” shall have the meaning given to such term in Article 8 of this Agreement.

     “Indemnifier” shall have the meaning given to such term in Article 8 of this Agreement.

     “IRC” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended and the U.S. Treasury Department regulations promulgated thereunder.

     “IRS” means the U.S. Internal Revenue Service.

     “Lease Obligations” of the Company and its Significant Subsidiaries means, for any period, the rental commitments of the Company on a consolidated basis for such period, if any, under leases for real and/or Personal property (net of income from sub-leases thereof, but excluding taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases), excluding however, obligations under leases which are classified as Indebtedness hereunder.

     “Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction).

     “Liquidation Preference” means as defined in Section 3.1 of the Certificate of Designation.

     “Material Adverse Effect” means a material adverse change to the Company’s assets, business, prospects, liabilities, properties, condition (financial or otherwise) or results of operations.

     “New Securities” means shares of Common Stock and any other securities or rights convertible or exchangeable into shares of Common Stock; provided, however, that “New Securities” shall not include (i) Common Shares issued or issuable upon conversion of the Series A Preferred Shares, (ii) the Put Option Shares, (iii) securities issued in connection with any stock split, stock dividend or other recapitalization of the Company, (iv) equity securities and options to purchase equity securities issued to management, directors or employees of the Company pursuant to plans outstanding on the Closing Date, or any additional stock option plans approved by the Board of Directors or any class of holders of Preferred Stock or Common Stock, or (v)

Common Stock or other securities issued or issuable upon conversion of rights, options, warrants or convertible securities issued and outstanding prior to the Closing Date.

     “Obligations” means all indebtedness, liabilities and obligations of the Company to the Buyer, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, whether for principal, interest, fees or otherwise, arising out of this Agreement.

     “Permit” means as defined in Section 3.10 of this Agreement.

     “Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, sole proprietorship, business trust, unincorporated organization or government or other agency or political subdivision thereof.

     “Purchase Price” means as defined in Section 2.2 of this Agreement.

     “Preferred Stock” means any class or series of Preferred Stock of the Company, par value $50.00 per share.

     “Put Option Closings” means, as may be used herein collectively from time to time, the First Put Option Closing, the Second Put Option Closing and the Variable Price Put Option Closing.

     “Series A Preferred Shares” has the meaning set forth in the recitals of this Agreement.

     “Put Option Shares” means, as may be used herein collectively from time to time, the First Put Option Shares, the Second Put Option Shares and the Variable Price Put Option Shares.

     “Registration Rights Agreement” means the registration rights agreement to be entered into between the Buyer and the Company on the Closing Date, a substantially final copy of which is attached as Exhibit E hereto.

     “Requirements of Law” means as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or final regulation, or final determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject.

     “Responsible Officer” means the chief financial officer or the treasurer of the Company.

     “SEC Reports” means as defined in Section 3.7 of this Agreement.

     “Second Put Option” means the right of the Company to issue and sell Common Shares to the Buyer in accordance with and subject to Section 5.1(b) of this Agreement.

     “Second Put Option Closing” means the issuance and sale of the Second Put Option Shares by the Company to the Buyer in accordance with Section 5.1(b) of this Agreement.

     “Second Put Option Shares” means the Common Shares to be issued and sold by the Company to the Buyer at the Second Put Option Closing in accordance with Section 5.1(b) of this Agreement.

     “Securities” means, collectively, the Series A Preferred Shares (and the Common Shares issuable upon conversion of the Series A Preferred Shares) and the Put Option Shares issued at the Put Option Closings, all in accordance with the terms and conditions of this Agreement.

     “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

     “Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and any applicable state securities laws.

     “Significant Subsidiaries” means Comprehensive Behavioral Care, Inc., Comprehensive Provider Network of Texas, Inc., Healthcare Management Services, Inc., Comprehensive Care Integration, Inc., Healthcare Management Services of Michigan, Inc., Comprehensive Behavioral Care of Connecticut, Inc., CompCare of Pennsylvania, Inc. and any other subsidiaries of the Company that constitute “Significant Subsidiaries” of the Company as that term is defined under Regulation S-X of the Exchange Act.

     “Subsidiary,” with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

     “2005 Stockholders’ Meeting” means the meeting of the Company’s stockholders to be held in accordance with DGCL and the Company’s organizational documents and in connection with, among other things, the amendments to the Certificate of Incorporation and Bylaws required to be approved after the Closing and the election of directors of the Company contemplated by this Agreement, all as described in this Agreement.

     “Tangible Property” means as defined in Section 3.19 of this Agreement.

     “Tax Settlement Agreement” means that certain Offer in Compromise as amended on March 13, 2002 and accepted by the IRS on January 22, 2003, with respect to assessments relating to tax years 1985 and 1986, pursuant to which the Company paid a total of $2,257,949 in conditional settlement of its obligations thereunder, with the final installment of $2,167,949 being paid to the IRS on February 26, 2003, which settlement remains subject to the IRC’s rules and regulations.

     “Variable Price Put Option” means the right of the Company to issue and sell Common Shares to the Buyer in accordance with and subject to Section 5.1(c) of this Agreement.

     “Variable Price Option Closing” means the issuance and sale of the Variable Price Put Option Shares by the Company to the Buyer in accordance with Section 5.1(c) of this Agreement.

     “Variable Price Put Option Shares” means the Common Shares to be issued and sold by the Company to the Buyer at the Variable Price Put Option Closing in accordance with Section 5.1(c) of this Agreement.

ARTICLE 2

PURCHASE AND SALE

     Section 2.1 Authorization of the Series A Preferred Shares.

     The Company has authorized the sale and issuance to the Buyer of an aggregate of 14,400 Series A Preferred Shares having the designation, preferences, rights and privileges set forth in the Certificate of Designation.

     Section 2.2 Agreement to Purchase and Sell at the Closing.

     The Company hereby agrees to issue and sell to the Buyer, and the Buyer, in reliance upon the representations, warranties, covenants and agreements of the Company contained herein, and subject to the terms and conditions of this Agreement, hereby agrees to purchase from the Company, at the Closing, an aggregate of 14,400 Series A Preferred Shares at a price per share of $250.00, for an aggregate purchase price of $3,600,000 (the “Purchase Price”). Each Series A Preferred Share shall be convertible into 294.12 Common Shares, subject to adjustment as described herein and in the Certificate of Designation.

     Section 2.3 Payment of Purchase Price; Issuance of the Series A Shares.

     The consummation of the sale and purchase of the Series A Preferred Shares shall take place at the Closing at the offices of Holland & Knight LLP, at 10:00 a.m. (E.S.T.) on June 14, 2005, or at such other place, date and time as may be mutually agreed upon by the Company and the Buyer in writing. Upon the Buyer’s purchase of the Series A Preferred Shares at the Closing, the Company shall issue and deliver to the Buyer, against delivery of the Purchase Price therefor, a stock certificate or certificates in definitive form, registered in the name of the Buyer and representing ownership of the Series A Preferred Shares purchased at the Closing. As payment in full for the Series A Preferred Shares being purchased by it at the Closing, and against delivery of the stock certificate or certificates therefor on the Closing Date, the Buyer shall deliver to the Company by wire transfer, in immediately available funds, an amount of $3,600,000, to one or more accounts designated by the Company to the Buyer not fewer than two (2) days prior to the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants, for itself and for its Significant Subsidiaries (or subsidiaries, as the case may be) as follows:

     Section 3.1 Organization; Good Standing, etc.

     Each of the Company and the Significant Subsidiaries is a duly organized and validly existing corporation under the jurisdiction of its incorporation, and their respective statuses are active under the laws of such jurisdictions Each of the Company and its Significant Subsidiaries has all requisite corporate power and corporate authority for the ownership and operations of its assets and for the conduct of its business as now conducted and as now proposed to be conducted. Each of the Company and its Significant Subsidiaries is duly qualified and is in good standing as a foreign corporation and authorized to do business in all jurisdictions wherein the character of the property owned or leased by it, or the nature of the activities conducted by it, makes such qualification or authorization necessary, except where the failure to so qualify or be so authorized would not have a Material Adverse Effect.

     Section 3.2 Authority to Execute and Perform Agreements.

     The Company has all requisite corporate power and corporate authority to execute and deliver the Basic Documents and to perform all its obligations thereunder, and to issue, sell and deliver the Series A Preferred Shares and the Common Shares issuable under this Agreement. The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver the Basic Documents and to perform fully the Company’s obligations thereunder. Each of the Basic Documents has been duly executed and delivered and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the effect of general principles of equity. No approval or consent of any Governmental Authority, and (except as otherwise specified in this Agreement or any Schedule hereto or except as delivered at the Closing) no approval or consent of any other Person, is required in connection with the execution and delivery by the Company of the Basic Documents and the consummation and performance by the Company of the transactions contemplated thereby. The execution and delivery of the Basic Documents, the consummation of the transactions contemplated under the Basic Documents, and the performance by the Company of the Basic Documents in accordance with their respective terms and conditions will not conflict with or result in the breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate of Incorporation or Bylaws of the Company; (ii) any instrument, contract or other agreement by or to which the Company is a party or by or to which it or its assets or properties are bound or subject; (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority; or (iv) any Permit.

     Section 3.3 Capitalization.

     Upon the filing of the Certificate of Designation, the authorized capital stock of the Company shall consist of: (i) 12,500,000 shares of Common Stock, and (ii) 14,400 shares of Preferred Stock, all of which have been designated Series A Preferred Shares. Schedule 3.3 sets forth a capitalization table of the Company on a fully-diluted, post-Closing basis. Immediately prior to the Closing, 5,582,547 shares of Common Stock will be issued and outstanding, and no Series A Preferred Shares will be issued and outstanding. All issued and outstanding shares of Common Stock and all issued and outstanding shares of the capital stock of each of the Subsidiaries are duly authorized and validly issued, and are fully paid and non-assessable. Following receipt of payment pursuant to Section 2.3 or Sections 5.1(a), 5.1(b) and 5.1(c) hereof (as the case may be), all Securities issuable in connection with the transactions contemplated hereby will be duly authorized and validly issued, and will be fully paid and non-assessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Series A Preferred Shares will be as set forth in the Certificate of Designation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are in accordance with all applicable laws and are legal, valid and binding obligations of the Company, enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as set forth on Schedule 3.3, no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from the Company (or, to the best of the Company’s knowledge, from any other Person) any equity securities of the Company is authorized or outstanding, and (ii) there are no additional commitments by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets. Schedule 3.3 sets forth, accurately and completely, the number of options granted under the 1995 Incentive Compensation Plan, the 2002 Incentive Compensation Plan and the Directors’ Compensation Plan, as well as the date of grant, the exercise price and the vesting schedules of all such options granted. Except as provided for in the Certificate of Designation or as set forth on Schedule 3.3, the Company has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth on Schedule 3.3, to the best of the Company’s knowledge, there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights (statutory or contractual) or proxies relating to any securities of the Company (where the Company is not a party thereto). There are no restrictions on the transfer of shares of capital stock of the Company, other than those imposed by relevant federal and state securities laws. The issuance of the Series A Preferred Shares and the Common Shares issuable upon conversion thereof will not result in any adjustment under the antidilution or exercise rights of any holders of any outstanding shares of capital stock, options, warrants or other rights to acquire any security of the Company, except under the indenture for the Company’s 7-1/2% convertible subordinated debentures and the 1995 Incentive Compensation Plan. The offer and sale of all shares of Common Stock and other securities of the Company issued before the Closing hereunder complied with or were exempt from applicable Securities Laws.

     Section 3.4 Consents and Approvals.

     Except as set forth on Schedule 3.4 and as otherwise expressly set forth in this Agreement, no authorization, consent, approval, license, filing or registration with any Governmental Authority or Person is or will be necessary for the valid execution, delivery and performance by the Company of the Basic Documents, the issuance, sale and delivery of the Securities, other than filings pursuant to the Securities Laws (all of which filings have been made or will be made by the Company) in connection with the sale of the Securities.

     Section 3.5 Subsidiaries.

     Schedule 3.5 sets forth a complete and accurate list of all subsidiaries of the Company, showing as to each such subsidiary, the jurisdiction of its incorporation. Except as set forth on Schedule 3.5, all of such subsidiaries are either directly wholly owned by the Company, or by or through subsidiaries of the Company.

     Section 3.6 Certificate of Incorporation and Bylaws.

     The Certificate of Incorporation and Bylaws of the Company, and all amendments to each to date, copies of all of which have been delivered to the Buyer, are true, correct and complete.

     Section 3.7 SEC Reports; Financial Statements.

     (a) The Company has delivered or made available to the Buyer true and complete copies of all periodic and current reports, statements and other documents that the Company has filed under the Exchange Act since May 31, 2004 (collectively, the “SEC Reports”), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Laws, (ii) were filed in a timely manner, and (iii) did not contain any false or untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Significant Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) The audited consolidated financial statements (including the notes thereto) of the Company and its Subsidiaries for the fiscal year ended May 31, 2004 contained in the Company’s Annual Report on Form 10-K for such fiscal year and the unaudited consolidated financial statements (including the notes thereto) of the Company and its Subsidiaries for the fiscal quarter ended February 28, 2005 contained in the Company’s Quarterly Report on 10-Q for such fiscal quarter (collectively, the “Financials”) present fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and its results of operations for the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), and the Financials have been prepared in accordance with GAAP consistently applied and in accordance with Regulation S-X (except (i) as may be otherwise set forth in such Financials or (ii) in the case of unaudited financial statements, to the extent they may not include footnotes or may be consolidated or summary statements). Except as and to the extent set forth (or incorporated by reference) in such Quarterly Report on Form 10-Q or except as set forth on Schedule 3.8, (i) neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business since the Balance Sheet Date, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financials; (ii) there has been no material adverse change in the assets, business, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of the Company or any of the Subsidiaries; (iii) neither the business, condition or operations of the Company or any of the Subsidiaries nor any of their properties or assets has been materially or adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iv) neither the Company nor any of its Subsidiaries has entered into any transaction outside of the ordinary course of business or made any distribution on its capital stock or other ownership interest.

     Section 3.8 No Material Adverse Change.

     Since the Balance Sheet Date, except as set forth on Schedule 3.8 hereto, there has been no material adverse change in the assets, properties, operations, prospects, business or condition (financial or otherwise) of the Company, and the Company does not know of any such change which is threatened, nor has there been any damage, destruction or loss materially affecting the assets, properties, prospects, business or condition of the Company, whether or not covered by insurance.

     Section 3.9 Tax Matters.

     The Company has filed all tax returns, statements, reports and forms required to be filed by it and has paid or caused to be paid all taxes shown thereon to be due for the periods covered thereby, including interest and penalties, or has provided reserves for payment thereof to the extent required under GAAP. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are adequate to cover the tax liabilities accruing with respect to or payable by the Company with respect to any tax return of the Company. There is no action, suit, proceedings, investigation, audit or claim now pending or to the Company’s knowledge, proposed, relating to any tax due with respect to any tax return of the Company, and there are no liens for taxes upon the assets of the Company except liens for current taxes not yet due. The Company has made all payments and has taken any and all actions on a timely basis required under, and is in compliance with, the Tax Settlement Agreement, and the Company has incurred no additional liabilities thereunder.

     Section 3.10 Compliance with Laws.

     There is no (i) action, suit, claim, proceeding or investigation pending or involving or, to the best of the Company’s knowledge, threatened against or affecting the Company or any Significant Subsidiary, at law or in equity, or before or by any Governmental Authority;

(ii) arbitration proceeding relating to the Company or any Significant Subsidiary pending under collective bargaining agreements or otherwise; or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened, against or affecting the Company or any Significant Subsidiary (including, without limitation, any inquiry as to the qualification of the Company or any Significant Subsidiary to hold or receive any license or permit), and, to the best of the Company’s knowledge, there is no reasonable basis for any of the foregoing. Neither the Company nor any of its Significant Subsidiaries is in default with respect to any order, writ, judgment, injunction or decree of any Governmental Authority known to the Company or served upon the Company or any Significant Subsidiary of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company or any Significant Subsidiary pending or threatened against others. The Company and each Significant Subsidiary has complied in all material respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets and services, and the Company and each Significant Subsidiary has all necessary Permits, licenses and other authorizations required to conduct its business as currently conducted. There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, that would prohibit or materially restrict the Company or any Significant Subsidiary from, or otherwise materially adversely affect the Company or any Significant Subsidiary in, conducting its business in any jurisdiction in which it is now conducting business. Schedule 3.10 lists accurately and completely all licenses, permits, authorizations, orders or approvals of any Governmental Authority that are material to or necessary for the conduct of the business of the Company (collectively the “Permits”). Except as set forth on Schedule 3.10, all Permits are in full force and effect, and no violations are or have been recorded in respect of any Permit, and no proceeding is pending, or to the knowledge of the Company, threatened, to revoke or limit any Permit. Except as set forth on Schedule 3.10, the Company does not know of any dispute with any Person under contract with the Company which could adversely affect, the Company’s assets, properties, business or condition. The Company does not know of any present or threatened walkout, strike or any other similar occurrence which materially and adversely affects, or may materially and adversely affect, the assets, properties, business or condition of the Company or of any attempt to organize or represent the labor force of the Company.

     Section 3.11 No Pending Transactions.

     Except for the transactions contemplated by this Agreement and except as set forth on Schedule 3.11 hereto, neither the Company nor any Significant Subsidiary is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any Person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or any Significant Subsidiary, (ii) the sale of all or substantially all of the assets of the Company or any Significant Subsidiary in one or a series of transactions, or (iii) a change of control of more than 5% of the outstanding capital stock of the Company or any Significant Subsidiary.

     Section 3.12 Brokers’ Fees.

     The Company has not, directly or indirectly, incurred any liability for brokerage or finders’ fees in connection with this Agreement.

     Section 3.13 Proprietary Information of Third Parties.

     Except as set forth on Schedule 3.13, to the best of the Company’s knowledge, no third party has claimed or has reason to claim that any Person employed by or affiliated with the Company or any Significant Subsidiary has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from the Company or any Significant Subsidiary which suggests that such a claim might be contemplated. To the best of the Company’s knowledge, no Person employed by or affiliated with the Company or any Significant Subsidiary has utilized or proposes to utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of the Company’s knowledge, no Person employed by or affiliated with the Company or any Significant Subsidiary has violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or any Significant Subsidiary, and the Company has no reason to believe there will be any such employment or violation. To the best of the Company’s knowledge, none of the execution or delivery of this Agreement or the other Basic Documents, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company or any Significant Subsidiary, or the conduct or proposed conduct of the business of the Company and each Significant Subsidiary, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such Person is obligated.

     Section 3.14 Agreements.

     Schedule 3.14 sets forth all of the following contracts and other agreements, whether written or oral, to which the Company or any Significant Subsidiary is a party or by or to which it or its assets or properties are bound or subject with respect to which the Company or Significant Subsidiary may have any obligations to pay, or the right to receive, in each case, in excess of $25,000 over a twelve-month period: (i) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder; (ii) agreement with any labor union or association representing any employee; (iii) contracts and other agreements for the purchase, sale or other acquisition of materials, supplies, equipment, merchandise or services; (iv) representative, management, marketing, sales agency, printing or advertising agreements; (including without limitation, all contracts with customers, providers, Governmental Authorities, health maintenance organizations and similar Persons), (v) contracts and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets or properties; (vi) joint venture agreements relating to the assets, properties or business of the Company or Significant Subsidiary or by or to which it or its assets or properties are bound or subject; (vii) contracts or other agreements under which it agrees to indemnify any party, to share the tax liability of any party or to refrain from competing with any party; or (viii) any other contract or other agreement, whether or not made in the ordinary course of business. All of the contracts and other agreements set forth on Schedule 3.14 are in full force and effect and the Company or Significant Subsidiary has paid in full or accrued all amounts due thereunder, and has satisfied in full or provided for all of its liabilities and obligations thereunder, and, except as set forth on Schedule 3.14, is not in default under any of them, nor is any other party to any such contract or other agreement in default thereunder, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder. No approval or consent of any Person is needed in order that the contracts or other agreements set forth on Schedule 3.14 and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by the Basic Documents.

     The Company, each Significant Subsidiary, and, to the best of the Company’s knowledge, each other party thereto, have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any lease, agreement or contract now in effect to which the Company or any Significant Subsidiary is a party or by which it or its property may be bound. Neither the Company nor any Significant Subsidiary has a present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and neither the Company nor any Significant Subsidiary has knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company or any Significant Subsidiary is a party.

     Section 3.15 Real Estate.

     Neither the Company nor any Significant Subsidiary owns real property. Schedule 3.15 sets forth a list and summary description of (i) all leases, subleases or other agreements under which the Company is lessor or lessee of any real property; or (ii) all options held by the Company or any Significant Subsidiary or contractual obligations on the part of the Company or Significant Subsidiary to purchase or acquire, or sell or dispose of, any interest in real property. Such leases, subleases, options and other agreements are in full force and effect, the Company has not received any notice of any default thereunder and the Company has delivered to the Buyer at the Closing true and complete copies of all such leases, subleases and other agreements. The Company’s leasehold interests are subject to no lien or other encumbrance and enjoy a right of quiet possession against any Lien on the property.

     Section 3.16 Accounts and Notes Receivable.

     All accounts and notes receivable reflected on the Financials and all accounts and notes receivable arising subsequent to the Balance Sheet Date, have arisen in the ordinary course of business, represent valid obligations to the Company and, subject only to consistently recorded reserves for bad debts, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms. All items which are required by GAAP to be reflected as accounts and notes receivable on the Financials and on the books of the Company are so reflected.

     Section 3.17 Certain Healthcare Regulatory Matters.

     (a) Except as set forth on Schedule 3.17, to the Company’s knowledge (for the purposes of this Section 3.17 only, “knowledge” means the actual or imputed knowledge of Mary Jane Johnson or Robert Landis after due inquiry reasonable under the circumstances), none of the Company, the Subsidiaries or any of their respective officers, directors or employees (within the meaning of 42 U.S.C. (§ 1320a-5(b)) has engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon the Company or the Subsidiaries or mandatory or permissive exclusion of such Persons from Medicare or Medicaid, under §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services Statute (“CHAMPUS”), any other state or federal health care program, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which constitute violations of or deficiencies under the standards of any private accrediting organization from which the Company or the Subsidiaries is accredited or seeks accreditation, including the following activities:

          (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other state healthcare program or federal healthcare program that is (A) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (B) for an item or service where the Person presenting knows or should know that the claim is false or fraudulent;

          (iv) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other state healthcare program or any federal healthcare program, or (B) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other state healthcare program or any federal healthcare program;

          (v) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other state healthcare program certification or any federal healthcare program certification, or (B) information required to be provided under § 1124(A) of the Social Security Act (“SSA”) (42 U.S.C. § 1320a-3); or

          (vi) failing substantially to provide medically necessary items or services, if the failure adversely affects individuals covered by Medicare or Medicaid.

     Section 3.18 Tangible Property.

     The Company and each Significant Subsidiary has valid and marketable title to all of its assets now carried on its books including those reflected on the Balance Sheet, or acquired since the Balance Sheet Date (except personal property disposed of since said date in the ordinary course of business) free of any Liens, except such Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The Company and each Significant Subsidiary is in compliance under all leases for property and assets under which it is operating, and all said leases are valid and subsisting and are in full force and effect. Schedule 3.18 sets forth all interests, in excess of $10,000, owned or claimed by the Company (including, without limitation, options) in or to the machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company and which is treated by the Company as depreciable or amortizable property (“Tangible Property”) not reflected on the Balance Sheet and not sold or disposed of in the ordinary course of business since the Balance Sheet Date. All material leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use any interest owned or claimed by it (including, without limitation, options) in or to Tangible Property are in full force and effect and, as respects the Company’s performance, there is no default or event of default or event which with notice or lapse of time or both would constitute a default. The Tangible Property of the Company currently used in its business is in good operating condition and repair, and the Company has received no notice that any of it is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation. During the past three years there has not been any significant interruption of the Company’s operations due to inadequate maintenance of the Tangible Property.

     Section 3.19 Intangible Property.

     Schedule 3.19 sets forth all patents, trademarks, service marks, trade names, franchises and software and financial reporting systems, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company relating to any of the foregoing which are material to its business. The rights of the Company in the property set forth on Schedule 3.19 are free and clear of any Liens. The Company has no notice of any adversely held patent, invention, trademark, service mark or trade name of any other Person or notice of any claim of any other Person relating to any of the property set forth on Schedule 3.19 or any process or confidential information of the Company, and the Company does not know of any basis for any such charge or claim.

     Section 3.20 Medicare/Medicaid Participation.

          (a) To the Company’s knowledge (for the purposes of this Section 3.20 only, “knowledge” means the actual or imputed knowledge of Mary Jane Johnson or Robert Landis after due inquiry reasonable under the circumstances), none of the Company, the Subsidiaries or any of their respective officers, directors or employees (as defined in SSA § 1126(b) or any regulations promulgated thereunder): (x) have had a civil monetary penalty assessed against him, her or it under § 1128A of the SSA or any regulations promulgated thereunder; (y) have been excluded from participation under the Medicare program or a state health care program as defined in SSA § 1128(h) or any regulations promulgated thereunder (“State Health Care Program”) or a federal health care program as defined in SSA § 1128B(f) (“Federal Health Care Program”); or (z) have been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the following categories of offenses as described in SSA §§ 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder:

          (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

          (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

          (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

          (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense; or

          (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     Section 3.21 Environmental Matters.

     (a) Except as disclosed in Schedule 3.21, each of the Company and the Significant Subsidiaries:

(i)	is and has been in compliance with all applicable Environmental Laws;

(ii)	has not been, and is not required to obtain any Environmental Permits for the continued conduct of the its business in the manner now conducted and presently proposed to be conducted;

(iii)	does not generate or use any Hazardous Material in its operations or in the conduct of its business;

(iv)	has never stored, disposed or released any Hazardous Material in or at any present or prior on-site or off-site facility;

(v)	has not received or is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice indicating, or is subject to any ongoing judicial or administrative proceeding claiming that any of the Companies, or the past and present assets of such Company are or may be: (A) in violation of any Environmental Law, (B) responsible for the on-site or off-site storage or release of any Hazardous Material, or (C) liable for any environmental liabilities and costs; and

(vi)	has never used, owned or operated any underground storage tanks for storage of Hazardous Material.

     (b) Schedule 3.21 lists all environmental audits, inspections, assessments, investigations or similar reports relating to the business of the Company and its Significant Subsidiaries or the compliance of the same with applicable Environmental Laws.

     (c) Except as disclosed in Schedule 3.21:

(i)	There are no past or present events, conditions or circumstances, including, without limitation, that are likely to interfere with or otherwise affect the business of the Company or the Significant Subsidiaries in the manner now conducted or which would interfere with compliance with any Environmental Law or Environmental Permit;

(ii)	There are no circumstances or conditions present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of the Companies in respect of off-site or on-site storage, transportation or disposal of, or any off-site or on-site release of, a Hazardous Substance which reasonably may be expected to give rise to any environmental liabilities and costs;

(iii)	None of the present or past assets, properties, businesses, leaseholds or operations of the Company or the Significant Subsidiaries has received or is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that the past and present assets of any of the Company or the Significant Subsidiaries are or may be: (A) in violation of any Environmental Law; (B) responsible for the on-site or off-site storage or release of any Hazardous Substance; or (C) liable for any environmental liabilities and costs; or

(iv)	The Company has no any reason to believe that any of the Company or the Significant Subsidiaries will become subject to a matter identified in subsection (iii); and, no investigation or review with respect to such matters is pending or threatened, nor has any governmental authority or other third-party indicated an intention to conduct the same.

          (d) For purposes of this Section 3.21 only, all references to the “Company and the Significant Subsidiaries” are intended to include any and all other entities to which any of the Companies legally may be determined by a governmental authority to be liable as a successor under applicable Environmental Laws.

     Section 3.22 Other Offerings Subject to Integration.

     Neither the Company nor any Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company or any Significant Subsidiary under circumstances which might require the integration of such security with Series A Preferred Shares under the Securities Act or the rules and regulations of the SEC thereunder), in either case so as to subject the offering, issuance or sale of the Series A Preferred Shares to the registration provisions of the Securities Act.

     Section 3.23 Significant Customers or Suppliers.

     Except as set forth on Schedule 3.23, no single customer or supplier is of material importance (for purposes of this Section 3.23, “material” or words to such effect means amounting to more than 5% of the value of the goods or services provided by or to the Company or any of its Significant Subsidiaries). The relationships of the Company and the Significant Subsidiaries with its customers and suppliers are good commercial working relationships and, except as set forth on Schedule 3.23, no customer or supplier of the Company has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or the Significant Subsidiaries. Neither the Company nor any Significant Subsidiary has any notice that any such customer or supplier intends to cancel or otherwise modify its relationship with the Company or any Significant Subsidiary or to decrease materially or limit its business with the Company or any Significant Subsidiary.

     Section 3.24 ERISA.

     Schedule 3.24 sets forth all of the employee benefit plans of the Company (the “Benefit Plans”). Except as set forth on Schedule 3.24 or as set forth in the employment agreements between the Company and its executive officers, the Company and the Significant Subsidiaries do not maintain or have any obligation to contribute to or any other liability with respect to or under (including but not limited to current or potential withdrawal liability), nor have they ever maintained or had any obligation to contribute to or any other liability with respect to or under: (i) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare types benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law); (ii) any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

(iii) any employee plan which is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated; (iv) any employee plan which is tax-qualified “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated; or (v) except as set forth on Schedule 3.24, any other plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated. For purposes of this Section 3.24 , the term “Company” includes all organizations under common control with the Company pursuant to Section 414(b) or (c) of the IRC. Each Benefit Plan has been administered in accordance with its terms and all applicable laws, rules or regulations . No Benefit Plan established or maintained, or to which contributions have been made, by the Company or any Subsidiary, which is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by the Company or any Significant Subsidiary.

     Section 3.25 Insurance.

     The Company and its Significant Subsidiaries maintain insurance (including, without limitation, directors and officers liability insurance covering each of the Company’s directors in an amount not less than $2,000,000 in the annual aggregate) of the type and in the amount described in Schedule 3.25 covering their respective properties and business are in compliance with all material requirements and provisions thereof. Such insurance coverage is customary and adequate in amount, type and scope for such properties and business. Neither the Company nor any Significant Subsidiary has received a notice of cancellation or non-renewal of any such policy or binder and none of them has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance. The Company maintains, and has maintained during the past seven years, directors and officers liability insurance in an amount and on terms reasonable under the circumstances in which it conducts its business and as a public company.

     Section 3.26 Officers, Directors and Employees.

     Schedule 3.26 sets forth the name and total compensation of each officer and director of the Company, and of each employee, consultant or agent of the Company, whose current annual rate of compensation (including bonuses and commissions) exceeds $30,000. No such officer or employee has advised the Company in writing that he intends to terminate employment with the Company. Except as set forth on Schedule 3.26, the Company and each Subsidiary has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.

     Section 3.27 Operations of the Company.

     Except as set forth on Schedule 3.27 or as contemplated by this Agreement, from the Balance Sheet Date through the date hereof, neither the Company nor any Significant Subsidiary has:

     (i) amended its Certificate of Incorporation or Bylaws or merged with or into or consolidated with any other Person, or changed or agreed to change in any manner the character of its business;

     (ii) entered into or amended any employment agreement, entered into any agreement with any labor union or association representing any employee or entered into or amended any Benefit Plan;

     (iii) except for short-term bank borrowings in the ordinary course of business, incurred any Indebtedness;

     (iv) declared or paid any dividends or declared or made any distributions of any kind to its stockholders;

     (v) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

     (vi) waived any right of material value to its business;

     (vii) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

     (viii) materially changed any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

     (ix) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any officer, director or employee of the Company, or any accrual for or commitment or agreement to make or pay the same, other than to Persons not officers, directors or stockholders of the Company made in the ordinary course of business;

     (x) made any loan or advance to any of its officers, directors, employees, consultants, agents or stockholders, other than travel advances made in the ordinary course of business;

     (xi) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants or agents, other than to Persons not officers, directors or stockholders of the Company made in the ordinary course of business;

     (xii) except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties;

granted or suffered any lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party or by or to which it or its assets or properties are bound or subject or pursuant to which it agrees to indemnify any party or refrain from competing with any party;

     (xiii) except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

     (xiv) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person; or

     (xv) except in the ordinary course of business, entered into any other material contract or other agreement or other material transaction.

     Section 3.28 Potential Conflicts of Interest.

     Except as set forth on Schedule 3.28, no officer or director of the Company (i) owns, directly or indirectly, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information which the Company is using or the use of which is necessary for the business of the Company; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans and similar matters and agreements existing on the date hereof.

     Section 3.29 Full Disclosure.

     All documents and other information prepared and delivered by the Company and its representatives in connection with the Basic Documents and the transactions contemplated thereby are true, complete and authentic. The written information furnished by the Company and its representatives to the Buyer in connection with the Basic Documents and the transactions contemplated hereby and thereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact which the Company has not disclosed to the Buyer in writing which materially adversely affects, or so far as the Company can now reasonably foresee will materially adversely affect, the business or condition (financial or other) of the Company or the ability of the Company to perform the Basic Documents. Except for the representations and warranties set forth in this Article 3 or in the other Basic Documents, the Company, for itself or on behalf of any of its subsidiaries, has not made any representation or warranty, express or implied.

ARTICLE 3A

REPRESENTATIONS OF THE BUYER

     The Buyer hereby represents, warrants and acknowledges to the Company as follows:

     Section 3A.1 Organization; Good Standing, Etc.

     The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

     Section 3A.2 Authority; No Violation, Etc.

     The execution, delivery and performance by the Buyer of this Agreement has been duly authorized by all necessary limited liability company action. This Agreement and the other Basic Documents to which it is a party have been duly executed and delivered by the Buyer, and the execution, delivery and performance by the Buyer of this Agreement and the other Basic Documents to which it is a party does not and will not (i) conflict with or violate any provision of its certificate of formation or operating agreement; (ii) violate or result in a breach of any of the terms of, result in a modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract or other agreement to which the Buyer is a party or by or to which the Buyer or any of its assets or properties may be bound or subject; (iii) violate any order, writ, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, the Buyer; (iv) violate any statute, law or regulation of any jurisdiction; or (v) require the consent of any Person under any agreement or instrument to which the Buyer is a party.

     Section 3A.2 Investment; Experience.

     It is the present intention of the Buyer to acquire the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Buyer and its members have significant experience in evaluating and investing in private placement transactions so that they are capable of evaluating the merits and risks of their investment in the Company, and have the capacity to protect their own interests. The Buyer represents that it and its members are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

     Section 3A.3 Rule 144, etc.

     The Buyer acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registration are available. The Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

     Section 3A.4 Brokers or Finders.

     The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Buyer, and liability for brokerage or finders’ fees in connection with this Agreement. The Buyer represents that it has not paid or agreed to pay any brokerage or finders’ fees in connection with this Agreement.

     Section 3A.5 Legends; Stop Transfer.

     Subject to the rights of the Buyer (and its permitted transferees) created under the Registration Rights Agreement, all certificates representing ownership of the Series A Preferred Shares and the Common Shares that may be purchased by the Buyer pursuant to the provisions of this Agreement shall bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Acts or an opinion of counsel satisfactory to the Company that such registration is not required.”

     In addition, the Company shall make a notation regarding the restrictions on transfer of the Series A Preferred Shares and the Common Shares in its books to the effect stated in this Section 3A.5.

     Section 3A.6 Enforceability.

     This Agreement is the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the effect of general principles of equity.

     Section 3A.7 Governmental Approvals, etc.

     Except as set forth herein, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption from any of the foregoing from, any Governmental Authority is or will be required to authorize or permit the execution, delivery and performance by the Buyer of the Basic Documents.

     Section 3A.8 Certain Trading Activities.

     During the 15 calendar days before the date of this Agreement, the Buyer has not engaged in, nor has the Buyer engaged any Person acting on its behalf to engage in, any trading of the Common Stock, including Short Sales of the Common Stock, and no open position or Short Sale relating to the Common Stock exists on the date hereof in the name or on behalf of the Buyer. For purposes of this Section, “Short Sales” means all kinds of direct and indirect stock pledges reflecting short positions, forward sale contracts, options, puts, calls, short sales, swaps (including on a total return basis), and sales and any other transactions having the effect of hedging any position in the Common Stock.

     Section 3A.9 Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to the Buyer in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer’s compliance with, certain of the representations, warranties, agreements and acknowledgments of the Buyer set forth herein to determine the availability of such exemptions and the eligibility of the Buyer and its members to acquire the Securities.

     Section 3A. 10 Information. The Buyer has been furnished with certain materials (including the SEC Reports) relating to the business, finances and operations of the Company that have been made publicly available by the Company, as well as materials relating to the offer and sale of the Securities. Notwithstanding the foregoing, the Buyer does not know, and has no basis for acknowledging, whether such materials are complete and accurate, or whether they comply with applicable Securities Laws in form and content, and is relying solely upon the reps and warranties of the Company set forth in this Agreement and the other Basic Documents with respect thereto. The Buyer has been afforded the opportunity to ask questions of the Company and has received responses from the Company and its advisors. The Buyer and its members acknowledge and understand that its investment in the Securities involves a significant degree of risk. Except for the representations and warranties set forth in this Article 3A or in the other Basic Documents, the Buyer has not made any representation or warranty, express or implied.

ARTICLE 4

COVENANTS OF THE COMPANY

     The Company hereby agrees that, so long as the Buyer (or any successive holder) owns Series A Preferred Shares or Common Shares, the Company shall:

     Section 4.1 Use of Proceeds. Use the proceeds from the sale of the Securities to provide general working capital for corporate purposes.

     Section 4.2 Reports and Statements. Deliver to the Buyer promptly upon (but in no case later than fifteen (15) days thereafter) any distribution to its security holders generally, to its Board of Directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar reports or communications, a copy of each such document, and promptly upon filing by the Company with the SEC or the NASD, Inc., the National Market System, Inc. or any national securities exchange or other market system of any and all regular and other reports or applications, a copy of each such document, and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning developments in the Company.

     Section 4.3 Financial Statements. Furnish to the Buyer promptly upon (but in no case later than fifteen (15) days thereafter) their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the

Company to its security holders, of all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company with any securities exchange or other self-regulatory organization, or with the Securities and Exchange Commission or any Governmental Authority. Concurrently with the delivery of the financial statements referred to in the preceding sentence, a certificate of a Responsible Officer of the Company stating that, to the best of such officer’s knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the Basic Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any default of any other Person except as specified in such certificate.

     Section 4.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (allowing for any grace period granted therein), as the case may be, all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company, including without limitation, all amounts owing under the Tax Settlement Agreement.

     Section 4.5 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same type as now conducted by the Company with respect to the business currently conducted, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and comply with all material applicable Requirements of Law and all of its obligations (allowing for any grace period granted therein) except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.6 Maintenance of Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance (including, without limitation, directors and officers liability insurance covering each of the Company’s directors in an amount not less than $2,000,000 in the annual aggregate), with no gaps in coverage, in at least such amounts and against at least such risks as are usually insured against in the same general area by publicly-traded companies engaged in the same or a similar business; and furnish to the Buyer, upon written request, full information as to the insurance carried.

     Section 4.7 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit the Buyer and its representatives to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of the Company with officers and employees of the Company and with its independent certified public accountants.

     Section 4.8 Notices. Give to the Buyer, no later than five (5) days after any fact, circumstance or event set forth below, notice of:

          (a) of any (i) default or event of default under any instrument or other agreement of the Company or (ii) litigation, investigation or proceeding which may exist at any time between the Company and any Governmental Authority, which in any such case, if adversely determined, would have a Material Adverse Effect;

          (b) of any litigation or proceeding affecting or involving the Company (i) in which the amount claimed is $75,000 (whether or not covered by insurance), or (ii) in which injunctive or similar relief is sought; and/or

          (c) of a fact, circumstance or trend that could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this subsection shall be accompanied by a statement of the chief executive officer or chief financial officer of the Company setting forth details of the occurrence, fact or circumstance referred to therein and stating what action the Company proposes to take with respect thereto. In addition, each notice pursuant to clause (c) of this subsection shall be accompanied by all pleadings and other papers filed in connection with such litigation or proceeding, to the extent permitted under applicable Securities Laws.

     Section 4.9 Payment of Taxes; Filing of Returns. The Company shall file all tax returns, statements, reports and forms when and as required to be filed by it, and will pay and discharge or caused to be paid or discharged, all taxes shown thereon to be due for the periods covered thereby, including interest and penalties, or will provide reserves for payment thereof to the extent required under GAAP. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges shall be adequate to cover the tax liabilities accruing with respect to or payable by the Company with respect to any tax return of the Company. The Company will take any and all actions required under, and will refrain from taking any action that would reasonably be expected to cause it to be in non-compliance with, the Tax Settlement Agreement on a timely basis so that the Tax Settlement Agreement remains in full force and effect and so that the Company incurs no additional liability thereunder.

     Section 4.10 2005 Stockholders’ Meeting. The Company, acting through its Board of Directors, shall, in accordance with the DGCL, the Exchange Act and any other applicable law (including Securities Laws):

          (a) duly call, give notice of, and within 150 days of May 31, 2005 (allowing for any additional days that may be required to respond to any comments of the SEC, if the Company acts in a timely manner with respect thereto), convene and hold the 2005 Stockholders’ Meeting in accordance with the Exchange Act, DGCL and the Company’s Certificate of Incorporation and Bylaws for the purpose of considering and taking action to amend the Company’s Certificate of Incorporation to remove the cumulative voting and classified board features currently in place.

          (b) prepare and file with the SEC a preliminary proxy statement relating to the 2005 Stockholders’ Meeting and use its best efforts to obtain and furnish the information required to be included by the SEC in the definitive form of proxy statement and to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement, including any amendment or supplement thereto, to be mailed to its stockholders;

          (c) include in the definitive proxy statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the amendments to the Certificate of Incorporation and Bylaws described in subsection (a) above;

          (d) use its best efforts to solicit from holders of its outstanding shares of Common Stock, proxies in favor of the aforementioned amendments to the Certificate of Incorporation and Bylaws and to take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by DGCL to approve such amendments; and

          (e) within fourteen (14) days of receipt by the Company of completed Directors’ and Officers’ Questionnaires of the Series A Directors (as defined in the Certificate of Designation), file with the SEC the information statement required by and in accordance with Rule 14f-1 under the Exchange Act, and within seven (7) days of such filing, deliver such information statement to the Company’s stockholders as required by and in accordance with Rule 14f-1 under the Exchange Act.

Section 4.11 Preemptive Rights.

     (a) If, after the Closing Date but prior to the conversion of the Series A Preferred Shares into Common Shares, the Company shall propose to issue or sell New Securities or enters into any contract, commitment, agreement or understanding relating to the issuance or sale of any New Securities, the Buyer shall have the right to purchase that number of New Securities at the same price and on the same terms proposed to be issued or sold by the Company so that the Buyer would, after the issuance and sale of all such New Securities, hold the same proportionate interest (the “Proportionate Percentage”) of the then outstanding shares of Common Stock as was held by the Buyer immediately prior to such issuance and sale (based on the number of shares of Common Stock to be received upon conversion of the Series A Preferred Shares).

     (b) The Company shall give the Buyer written notice of its intention to issue and sell New Securities, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same. The Buyer shall have fifteen (15) days (the “Offer Period”) from the giving of such notice to agree to purchase all or any part of its Proportionate Percentage of New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     (c) If the Buyer fails to provide written notice to the effect that the Buyer agrees to exercise such right within the Offer Period, the Company shall have 125 days thereafter to sell the New Securities in respect of which the Buyer’s rights were not exercised, at a price and upon the terms and conditions no more favorable to the buyers thereof than specified in the Company’s notice to the Buyer pursuant to this Section 4.11. If the Company has not sold the New Securities within such 125-day period, the Company shall not thereafter issue or sell any New

Securities, except by giving the Buyer the right to purchase its Proportionate Percentage in the manner provided in this Section 4.11.

Section 4.12 Repurchase Rights.

     (a) Change of Control. If, at any time, there shall be a Change of Control of the Company, the Buyer shall have the right (the “Repurchase Right”), at its sole option, upon ten (10) days’ prior written notice to the Company (the “Redemption Notice”), to require the Company to purchase for cash from the Buyer, all but not less than all, of the Series A Preferred Shares at a price equal to 100% of the Liquidation Preference for such shares (subject to adjustment in accordance with adjustments to the Series A Preferred Shares conversion price provided for in the Certificate of Designation), plus any accrued and unpaid dividends to the date of repurchase. The Company shall deliver written notice to the Buyer promptly upon occurrence of an event of a Change of Control.

     (b) Tax Settlement Agreement. If, at any time, the Company shall be notified by the IRS (which notice shall be transmitted to the Buyer within three (3) days upon receipt of such notice by the Company) that, for whatever reason and whether or not the Company has breached the provisions of Section 3.9 or Section 4.9 of this Agreement, the Tax Settlement Agreement is no longer in valid and in full force and effect, or that the Company has violated the terms of the Tax Settlement Agreement with the result (after the expiration of any grace or cure period permitted by the IRS), in either case, that the Company has additional liabilities or must make additional payments to the IRS beyond the settlement payment made to the IRS in 2003 pursuant to the Tax Settlement Agreement, then the Buyer shall have the right, at its sole option, upon ten (10) days’ prior written notice to the Company, to require the Company to purchase for cash from the Buyer, all but not less than all, of the Series A Preferred Shares at a price equal to 100% of the Liquidation Preference for such shares (subject to adjustment in accordance with adjustments to the Series A Preferred Shares conversion price provided for in the Certificate of Designation), plus any accrued and unpaid dividends to the date of repurchase.

     Section 4.13. Reservation of Common Shares. From and after the Closing, the Company shall at all times reserve for issuance the number of duly authorized Common Shares issuable upon conversion of the Series A Preferred Shares, and, from and after the 2005 Stockholders’ Meeting (assuming the Company’s stockholders approve the necessary increase in the number of authorized shares of Common Stock), the Company shall at all times reserve for issuance the number of duly authorized Common Shares issuable in connection with any of the Put Option Closings, on a fully-diluted basis, in accordance with the terms of this Agreement and the Certificate of Designation.

     Section 4.14 Transactions with Affiliates. Not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange or property or the rendering of any service with any Affiliate (other than with any consolidated subsidiary), except for the transactions expressly permitted by this Agreement.

     Section 4.15 Subsidiaries. Not dissolve any Significant Subsidiaries.

     Section 4.16 Further Assurances. The Company shall execute and deliver all further instruments and documents and take all further action that may be necessary, or that the Buyer may reasonably request, in order to carry out the provisions of this Agreement or the other Basic Documents, including any assignments of the Buyer’s interest in the Securities or its rights under or for the benefit of the Basic Documents.

ARTICLE 5

COVENANTS OF THE BUYER

     Section 5.1 Put Option Shares. Subject to the terms and conditions set forth below, the Buyer hereby agrees as follows:

(a)	First Put Option Shares. The Buyer hereby agrees to grant to the Company the right to require the Buyer to purchase from the Company 500,000 First Put Option Shares at a price of $2.00 per share on a date which is no later than the sixtieth (60th) day after the date on which the Company’s Annual Report on Form 10-K is required to be filed with the SEC under the Exchange Act (not giving effect to Form 12b-25) (the “Filing Date”) with respect to FY 2006. No later than the thirtieth (30th) day after the Filing Date, the Buyer shall have received in writing from the Company: (i) a notice (the “Election Notice”) from the Company indicating whether the Company will exercise the First Put Option and (ii) a certificate of a Responsible Officer (the “Compliance Certificate”) certifying that all of the conditions set forth in clauses (i) through (vi) below have been fulfilled (with such confirming information as the Buyer may reasonably request, to the extent the provision by the Company of such information is not already required by this Agreement). If so the Company so elects to exercise the First Put Option, the Buyer shall purchase the First Put Option Shares in accordance with the terms of this Section 5.1(a) and on a date which is no later than sixty (60) days after the Filing Date; provided, however, that there shall be an extension of time beyond such closing date by the number of days that the Company was late in delivering the Election Notice or the Compliance Certificate, and further provided however, that if the Election Notice or Compliance Certificate is not received by the sixtieth (60th) day after the Filing Date, the First Put Option shall automatically become null and void and no longer exercisable thereafter, unless the Buyer decides to the contrary in its sole discretion and gives such written notice to the Company. The Buyer’s obligation to purchase the First Put Option Shares is also subject to the following conditions:

(i) the Company reports total operating revenues greater than $32.25 million for FY 2006 or $8.0625 million in total operating revenues for the fourth quarter of FY 2006, as set forth in its Annual Report on Form 10-K for FY 2006; provided, however, that the foregoing revenue milestones shall not be applicable in the event that the Buyer fails to purchase, upon the exercise by the Company of the Variable Price Put Option, Variable Price Put Option Shares in accordance with, and subject to the terms and conditions set forth in, Section 5.1(c) of this Agreement, but further provided, however, that all of the other conditions to the First Put Option Closing set forth in clauses (ii) through (vi) below shall nevertheless remain applicable in such event; and

(ii) the Tax Settlement Agreement remains in full force and effect and the Company has incurred no additional liability thereunder; and

(iii) there has been no Change of Control since the Closing Date; and

(iv) there is not then (nor has there been, unless cured) a violation or breach of any of the representations, warranties, covenants and agreements of the Company under this Agreement or the other Basic Documents (as qualified therein as to materiality or knowledge, as the case may be); provided, however, that the Buyer shall not refuse to purchase the First Put Option Shares solely as a result of the non-fulfillment of the condition set forth in this clause (iv) if, but only if, Losses with respect to which the Buyer is otherwise entitled to indemnification under Article 8 have not exceeded $75,000 in the aggregate as of the date of exercise by the Company of the First Put Option; and

(v) (1) The Company or any Significant Subsidiary shall not have commenced any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic of foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment or a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall not have been commenced against the Company or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ten (10) days from the entry thereof; or (4) the Company or any Significant Subsidiary shall not have taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2) or (3) above; or (5) the Company and each Significant Subsidiary shall be able to pay, and has not admitted in writing that it is unable to pay, its debts as they generally become due; and

(vi) One or more judgments or decrees shall be entered against the Company or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $75,000 or more and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(b)	Second Put Option Shares. The Buyer hereby agrees to grant to the Company the right to require the Buyer to purchase from the Company 500,000 Second Put Option Shares at a price of $2.16 per share on a date which is no later than the sixtieth (60th) day after the date on which the Company’s Annual Report on Form 10-K is required to be filed with the SEC under the Exchange Act (not giving effect to Form 12b-25) (the “Filing Date”) with respect to FY 2007. No later than the thirtieth (30th) day after the Filing Date, the Buyer shall have received in writing from the Company: (i) a notice (the “Election Notice”) from the Company indicating whether the Company will exercise the Second Put Option and (ii) a certificate of a Responsible Officer (the “Compliance Certificate”) certifying that all of the conditions set forth in clauses (i) through (vi) below have been fulfilled (with such confirming information as the Buyer may reasonably request, to the extent the provision by the Company of such information is not already required by this Agreement). If so the Company so elects to exercise the Second Put Option, the Buyer shall purchase the Second Put Option Shares in accordance with the terms of this Section 5.1(a) and on a date which is no later than sixty (60) days after the Filing Date; provided, however, that there shall be an extension of time beyond such closing date by the number of days that the Company was late in delivering the Election Notice or the Compliance Certificate, and further provided however, that if the Election Notice or Compliance Certificate is not received by the sixtieth (60th) day after the Filing Date, the Second Put Option shall automatically become null and void and no longer exercisable thereafter, unless the Buyer decides to the contrary in its sole discretion and gives such written notice to the Company. The Buyer’s obligation to purchase the Second Put Option Shares is also subject to the following conditions:

(i) the Company reports total operating revenues greater than $39.75 million for FY 2007 or $9.9375 million in total operating revenues for the fourth quarter of FY 2007, as set forth in its Annual Report on Form 10-K for FY 2007; and

(ii) the Tax Settlement Agreement remains in full force and effect and the Company has incurred no additional liability thereunder; and

(iii) there has been no Change of Control; and

(iv) there is not then (nor has there been, unless cured) a violation or breach of any of the representations, warranties, covenants and agreements of the Company under this Agreement or the other Basic Documents (as qualified therein as to materiality or knowledge, as the case may be); provided, however, that the Buyer shall not refuse to purchase the Second Put Option Shares solely as a result of the non-fulfillment of the condition set forth in this clause (iv) if, but only if, Losses with respect to which the Buyer is otherwise entitled to indemnification under Article 8 have not exceeded $75,000 in the aggregate as of the date of exercise by the Company of the Second Put Option; and

(v) (1) The Company or any Significant Subsidiary shall not have commenced any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic of foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment or a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall not have been commenced against the Company or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ten (10) days from the entry thereof; or (4) the Company or any Significant Subsidiary shall not have taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2) or (3) above; or (5) the Company and each Significant Subsidiary shall be able to pay, and has not admitted in writing that it is unable to pay, its debts as they generally become due; and

(vi) One or more judgments or decrees shall be entered against the Company or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $75,000 or more and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry.

(c)	Variable Price Put Option Shares. The Buyer hereby agrees to grant to the Company the right to require the Buyer to purchase from the Company that number of Variable Price Put Option Shares as is determined below, on a date which is no later than the sixtieth (60th) day after the date on which the Company’s Annual Report on Form 10-K is required to be filed with the SEC under the Exchange Act (not giving effect to Form 12b-25) (the “Filing Date”) with respect to FY 2006. No later than the thirtieth (30th) day after the Filing Date, the Buyer shall have received in writing from the Company: (i) a notice (the “Election Notice”) from the Company indicating whether the Company will exercise the Variable Price Put Option and (ii) a certificate of a Responsible Officer (the “Compliance Certificate”) certifying that all of the conditions set forth in clauses (i) through (vi) below have been fulfilled (with such confirming information as the Buyer may reasonably request, to the extent the provision by the Company of such information is not already required by this Agreement). If so the Company so elects to exercise the Variable Price Put Option, the Buyer shall purchase the Variable Price Put Option Shares in accordance with the terms of this Section 5.1(a) and on a date which is no later than sixty (60) days after the Filing Date; provided, however, that there shall be an extension of time beyond such closing date by the number of days that the Company was late in delivering the Election Notice or the Compliance Certificate, and further provided however, that if the Election Notice or Compliance Certificate is not received by the sixtieth (60th) day after the Filing Date, the Variable Put Option shall automatically become null and void and no longer exercisable thereafter, unless the Buyer decides to the contrary in its sole discretion and gives such written notice to the Company. The number of Variable Price Put Option Shares purchasable hereunder will be determined by dividing $800,000 by: (A) $0.85 per share if total operating revenue of the Company for the six-month period commencing on December 1, 2005 and ending on May 31, 2006 (the “Stub Period”) is at least $14,000,000; (B) $0.70 per share if total operating revenue of the Company during the Stub Period is at least $13,000,000 but less than $14,000,000; (C) $0.60 per share if total operating revenue of the Company during the Stub Period is at least $12,000,000 but less than $13,000,000; (D) $0.52 per share if total operating revenue of the Company during the Stub Period is at least $11,000,000 but less than $12,000,000; (E) $0.46 per share if total operating revenue of the Company during the Stub Period is at least $10,000,000 but less than $11,000,000; and (F) $0.41 per share if total operating revenue of the Company during the Stub Period is below $10,000,000. The Buyer’s obligation to purchase the Variable Price Put Option Shares is also subject to the following conditions:

(i) the Tax Settlement Agreement remains in full force and effect and the Company has incurred no additional liability thereunder; and

(ii) there has been no Change of Control since the Closing Date; and

(iii) there is not then (nor has there been, unless cured) a violation or breach of any of the representations, warranties, covenants and agreements of the Company under this Agreement or the other Basic Documents (as qualified therein as to materiality or knowledge, as the case may be); provided, however, that the Buyer shall not refuse to purchase the Variable Price Put Option Shares solely as a result of the non-fulfillment of the condition set forth in this clause (iii) if, but only if, Losses with respect to which the Buyer is otherwise entitled to indemnification under Article 8 have not exceeded $75,000 in the aggregate as of the date of exercise by the Company of the Variable Price Put Option; and

(iv) (1) The Company or any Significant Subsidiary shall not have commenced any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic of foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment or a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall not have been commenced against the Company or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ten (10) days from the entry thereof; or (4) the Company or any Significant Subsidiary shall not have taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (1), (2) or (3) above; or (5) the Company and each Significant Subsidiary shall be able to pay, and has not admitted in writing that it is unable to pay, its debts as they generally become due; and

(v) One or more judgments or decrees shall be entered against the Company or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $75,000 or more and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(d) Adjustments. The purchase price per Put Option Share purchasable by the Buyer at any of the First Put Option Closing, the Second Put Option Closing or the Variable Price Put Option Closing on the terms and conditions set forth above (the “Put Option Purchase Price”) and the number of Put Option Shares are subject to adjustment from time to time upon the occurrence of the events set forth below:

          (i) In the event the Company shall at any time after the date hereof (i) declare a dividend on the Common Stock payable in Common Stock or other securities of the Company, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), including, without limitation, any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation, the Put Option Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification and the number and kind of shares of capital stock and other securities issuable on such date shall be proportionately adjusted so that the Buyer shall be entitled to receive after such time, upon exercise of the Company’s right to issue and sell Put Option Shares to the Buyer under this Section 5.1 (the “Put Option Election”) and payment of the same aggregate amount as would have been payable before such time, the aggregate number and kind of shares of capital stock and other securities, which if the Put Option Election had been exercised in full immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, the Buyer would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event above shall occur.

          (ii) If, at any time, as a result of an adjustment made pursuant to paragraph (i) above, the Buyer thereafter shall become entitled to receive upon exercise any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon exercise of the Put Option Election shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in paragraph (a) above and the provisions of Section 4.2 of the Agreement shall apply on like terms to any such other shares.

     Section 5.2 Securities Laws. For so long as the Buyer holds any Securities, the Buyer will comply in all material respects with all applicable Securities Laws, and will use its best efforts to cause the Series A Directors to do the same.

ARTICLE 6

RESERVED

ARTICLE 7

RESERVED

ARTICLE 8

INDEMNIFICATION

     Each of the Company and the Buyer agree (each, in such case, an “Indemnifier”) to indemnify and hold harmless each other and their respective managers, members, directors, employees, representatives, agents and Affiliates (each, in such case, an “Indemnified Person”) from and against any and all claims, liabilities, judgments, actions, expenses, losses and damages (including any attorneys’ or accountants’ fees and expenses) (collectively, “Losses”) in any way related to, resulting from or arising out of any breach, violation or non-compliance of or with such Indemnifier’s representations, warranties, covenants and agreements set forth in this Agreement or any of the Basic Documents; provided, however, that any Indemnifier shall not be responsible for any Losses to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by the Indemnified Person due to the Indemnified Person’s gross negligence or willful misconduct.

     The Indemnifier shall assume the defense of any claim or proceeding in respect of which indemnification is required hereunder, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses. The Indemnified Person shall have the right to employ separate counsel selected by it with the reasonable approval of the Indemnifier in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Indemnifier has agreed to pay such fees and expenses, (b) the Indemnifier shall have failed promptly to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Person in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both an Indemnified Person and the Indemnifier, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to, and potentially in conflict with, those available to the Indemnifier (in which case, if such Indemnified Person notifies the Indemnifier in writing that it elects to employ separate counsel at the expense of the Indemnifier, the Indemnifier shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person).

     The Indemnifier shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at the time for the Indemnified Person and such other Indemnified Persons. The Indemnifier shall not be liable for any settlement of any such action or proceeding effected without its consent, which consent shall not be unreasonably withheld, but if settled with its written consent or if there is a final and nonappealable judgment in such action or proceeding, the Indemnifier, subject to the proviso in the first paragraph of this Article 8, agrees to indemnify and hold harmless the Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

     If the indemnification provided for in this Article 8 is unavailable to an Indemnified Person under the first paragraph of this Article 8 (for any reason other than an Indemnified Person’s gross negligence or willful misconduct) in respect of any losses, claims, damages or liabilities referred to therein, then the Indemnifier, in lieu of indemnifying such Indemnified Person, and the Indemnified Person each shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities: (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Buyer, on the other hand, in connection with the matters covered by this Agreement; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand, and the Buyer, on the other, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses incurred in defending any action or claim. The Company and the Buyer agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Article 8, the Buyer shall not be required to contribute any amount in excess of the amount of fees actually received by the Buyer pursuant to this Agreement.

     The indemnity and contribution agreements contained in this Article 8 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person.

     The respective representations and warranties made by the Company or the Buyer in this Agreement and the other Basic Documents shall survive the Closing until the later to occur of: (i) the third (3rd) anniversary of the Closing Date, or (ii) with respect to the representations and warranties contained in Sections 3.17, 3.20, 3.21 and 3.24 of this Agreement, the date on which the applicable statute of limitations expires; provided, however, that Sections 3.2 and 3.3 shall survive indefinitely.

     The Company (as Indemnifier) shall not be required to indemnify the Buyer or any other Indemnified Person with respect to any claim for indemnification of Losses unless and until the aggregate amount of all claims for Losses against the Company exceeds $75,000 (excluding from such $75,000 aggregate, any claim for Losses under $10,000 per claim), in which case, the Company shall be liable for the full amount of all such Losses (including the first $75,000 and not merely the excess over $75,000) without respect to either of such dollar limitations (for the purposes of determining whether the aggregate of such Losses exceeds $75,000 or if any individual Loss exceeds $10,000, any representation or warranty that is qualified by reference as to materiality shall be construed as not being so qualified); provided, however, that the foregoing indemnification limitation shall not be applicable in the event of a binding and non-appealable finding that the Company committed fraud or malfeasance, and further provided, however, that the foregoing indemnification limitation shall not be applicable to Losses resulting from breaches or violations of Sections 3.2, 3.3 or 3.7 of this Agreement.

ARTICLE 9

MISCELLANEOUS

     Section 9.1 Fees and Expenses. The Company agrees to pay or reimburse the Buyer for paying any transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing or registration contemplated by this Agreement or any other Basic Document or any document referred to herein or therein.

     Section 9.2 Certain Terms. As used herein, “Sections” refers to sections of this Agreement. As used herein, the expression “this Agreement” means the body of this Agreement; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and not to any particular part or subdivision thereof. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     Section 9.3 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

     Section 9.4 Notices. Whenever this Agreement requires or permits any consent, approval, notice, request or demand from one party to another, such consent, approval, notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if Personally delivered or if delivered by facsimile with telephonic confirmation, when actually received by the party to whom notice is sent, (ii) if delivered by mail within the United States (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith) or (iii) if delivered by mail to any party located outside the United States, when received by the party to whom notice is sent:

If to the Buyer, to:

Woodcliff Healthcare Investment Partners LLC
35th Floor
535 Madison Avenue
New York, New York 10022

Attention: Nicholas Lewin

Fax: 212-898-1161

and, with a copy to:

Attention: George Soterakis, Esq.
Holland & Knight LLP
195 Broadway
New York, New York 10007
Fax: 212-385-9010

If to the Company, to:

Comprehensive Care Corporation
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609

Attention: Chief Executive Officer
Fax: 813-288-4805

with a copy to:

Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, Florida 33602

Attention: Carolyn Long, Esq.
Fax: 813-221-4210

     Section 9.5 Governing Law. THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     Section 9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and permitted assigns, and any receiver, trustee in bankruptcy, or representative of the creditors of each such Person.

     Section 9.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     Section 9.8 Amendments. This Agreement may be amended, at any time and from time to time in whole or in part, or terminated, only by an instrument in writing, duly executed by all of the parties hereto.

     Section 9.9 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

     Section 9.10 Continuation of Rights. The failure or refusal of a party hereto to exercise any right granted in this Agreement shall not be deemed a waiver of the right to exercise future rights which may arise hereunder.

     Section 9.11 Entire Agreement. This Agreement, together with the other Basic Documents, contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

     Section 9.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any federal court in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than the federal courts in New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

COMPREHENSIVE CARE CORPORATION

By:	Robert J. Landis

Name: Robert J. Landis Title: Chief Financial Officer

WOODCLIFF HEALTHCARE
INVESTMENT PARTNERS, LLC

By:	/s/ Nicholas Lewin

Name: Nicholas Lewin
Title: Managing Member